EXHIBIT 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (this “Agreement”) is made and entered into effective as of the 3rd day of  April, 2008, by and between Southern Connecticut Bancorp, Inc., and its subsidiary, The Bank of Southern Connecticut, Inc., having their principal place of business in New Haven, Connecticut (collectively, the “Company”) and Michael M. Ciaburri, an individual residing in Guilford, Connecticut (the “Employee”).

W I T N E S S E T H :

WHEREAS, the Employee has been a long-time employee of the Company, most recently serving as its President and Chief Executive Officer pursuant to that certain Employment Agreement by and between the Employee and the Company dated February 27, 2008 (the “Employment Agreement”); and

WHEREAS, the Employee and the Company have agreed that the Employee will resign from his employment with the Company, and the Employment Agreement will be terminated, all pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the parties hereto, intending to be legally bound, do hereby mutually covenant and agree as follows:

1. Consideration and Benefits.

(a) Separation Payment.  The Company will pay the Employee a separation payment of Three Hundred Thousand Dollars ($300,000) less all applicable federal, state and local taxes and withholdings (the “Separation Payment”).  The Company will pay the Separation Payment to the Employee upon the later of (a) the Company’s receipt of this Agreement, fully-executed by Employee; and (b) the expiration of the Revocation Period (as defined below).

(b) Restricted Stock.  The Employee and the Company acknowledge and agree that (i) the Employee was entitled to Seven Thousand Five Hundred (7,500) shares of restricted stock of the Company (the “Shares”), vesting over a three year period under the terms of the Employment Agreement; (ii) Three Thousand (3,000) of the Shares were vested as of December 31, 2007; and (iii) Four Thousand Five Hundred (4,500) of the Shares remain unvested as of the date of this Agreement and shall be forfeited by the Employee.

(c) Health Insurance.  In the event that the Employee elects to continue his group medical, dental and vision (collectively referred to hereinafter as “health”) insurance pursuant to COBRA and timely completes and delivers all documents necessary for such health insurance continuation, the Company agrees to directly pay the COBRA premium payments until the earlier of: (i) the date on which the Employee first becomes eligible to obtain group health insurance through another employer; or (ii) March 31, 2009.  If the Employee still has not secured alternate health insurance as of March 31, 2009, he may continue group health insurance in accordance with COBRA at his own expense.

(d) 401(k) Plan.  The Employee shall be entitled to the vested portion of his account in the Company’s 401(k) Plan, in accordance with the terms and conditions of the 401(k) Plan.

(e) No Entitlement.  The Employee understands, acknowledges and agrees that he would not be entitled to the Separation Payment described in Section 1(a) or the payment of COBRA premiums described in Section 1(c) in the absence of this Agreement.

2. Termination of Employment Agreement.  The Employment Agreement is terminated effective as of April 3, 2008.  The Employee shall voluntarily resign from all positions he holds for the Company and its subsidiaries including, without limitation, his position as an officer and director of the Company, effective as of April 3, 2008.  Except as provided in this Agreement, the Employee shall have no right to any further compensation or benefits from the Company, whether pursuant to the Employment Agreement or otherwise.

3. General Release of Claims; by the Employee.  The Employee, on behalf of himself and his heirs, legal representatives and assigns, hereby knowingly and voluntarily waives, remises, releases and forever discharges, to the extent such releases and discharges are permitted by applicable law, the Company and its officers, directors, employees, agents, affiliates and the successors, assigns and legal representatives of the foregoing (collectively, the “Released Parties”), of and from all, and all manner of, action and actions, cause and causes of action, suits, debts, dues, sums of money, accounts, reckoning, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands whatsoever, in law, in admiralty or in equity (collectively, “Claims”) which against the Released Parties the Employee ever had, now has or which the heirs, legal representatives or assigns of the Employee hereafter can, shall or may have for, upon or by reason of any matter, cause or thing whatsoever, whether known or unknown, asserted or unasserted, suspected or unsuspected, whether or not related to his employment or separation from employment with the Company, from the beginning of the world to the date the Employee signs this Agreement.  Without limiting the generality of the foregoing, the Employee specifically waives, remises, releases and forever discharges his right to bring any Claims against the Released Parties (a) under Title VII of the Civil Rights Act, the Age Discrimination in Employment Act (including the amendments of the Older Workers Benefit Protection Act of 1990), the Employee Retirement Income Security Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Connecticut Fair Employment Practices Act, and any other federal, state or local law dealing with discrimination on any basis, including but not limited to sex, age, race, national origin, sexual orientation, veteran status, marital status, religion, and physical and/or mental disability; and (b) relating to or in connection with unpaid wages, unpaid commissions, unpaid bonuses, unpaid overtime, accrued vacation pay, breach of contract, breach of the implied covenant of good faith and fair dealing, wrongful termination, violation of public policy, retaliation, misrepresentation, defamation, infliction of emotional distress or any other possible Claim under any statute or common law.

4. General Release of Claims; by the Company.  The Company, on behalf of itself and its successors, assigns and legal representatives, hereby knowingly and voluntarily waives, remises, releases and forever discharges, to the extent such releases and discharges are permitted by applicable law, the Employee and his heirs, legal representatives and assigns, of and from all, and all manner of Claims which against the Employee and his heirs, legal representatives and assigns the Company ever had, now has or which the successors, assigns or legal representatives of the Company hereafter can, shall or may have for, upon or by reason of any matter, cause or thing whatsoever, whether known or unknown, asserted or unasserted, suspected or unsuspected, whether or not related to his employment or separation from employment with the Company, from the beginning of the world to the date the Employee signs this Agreement.

5. Revocation Period.  Employee may revoke this Agreement within a seven (7) day period following the day he executes this Agreement (the “Revocation Period”).  To be effective, any such revocation must state, “I hereby revoke my acceptance of my Separation Agreement with the Southern Connecticut Bancorp, Inc., and its subsidiary, The Bank of Southern Connecticut, Inc.” and must be submitted in writing and received by the Company (at the address set forth immediately below) before the end of the Revocation Period.  Any revocation notice must be delivered to:

Mr. Elmer F. Laydon, Chairman
Southern Connecticut Bancorp, Inc./The Bank of Southern Connecticut
215 Church Street
New Haven, CT 06510

This Agreement shall not become effective or enforceable until the Revocation Period has expired.  If the last day of the Revocation Period is a Saturday, Sunday or legal holiday in Connecticut, then the Revocation Period shall not expire until the next following day which is not a Saturday, Sunday or legal holiday.

6. Consultation with an Attorney.  The Employee acknowledges that he has been advised that this Agreement is a binding legal document and that he should consult with an attorney regarding this Agreement.  The Employee represents that he has read this Agreement, that he fully understands the terms and legal effect of this Agreement, and that he is entering into this Agreement knowingly and voluntarily.  The Employee acknowledges that he has received sufficient time to consider this Agreement, and to retain and consult with an attorney of his own choice regarding it.  The Employee also acknowledges that he has had at least twenty-one (21) days to review and consider this Agreement before signing it, or is knowingly and voluntarily waiving the remainder of such twenty-one (21) day period on the advice of his attorney.

7. No Future Right to Employment.  The Employee understands and agrees that the Company shall have no obligation to employ him in any capacity after the effective date of this Agreement.  Any offer of employment or opportunity for consulting services provided to the Employee by the Company subsequent to the effective date of this Agreement shall be solely in the discretion of the Company.  The Employee agrees that if he seeks any employment or consulting opportunities with the Company subsequent to the date hereof, a rejection of his application or inquiry will not constitute a violation of law in any manner whatsoever and he will not file any legal action against the Company arising from or related to such events.

8. No Solicitation.  The Employee agrees that from the date of this Agreement until December 31, 2009, he shall not, personally or through others, solicit, divert, or hire away any employee, supplier, customer or client of the Company, nor shall the Employee encourage any employee, supplier, customer or client to terminate his, her or its relationship with the Company, or otherwise attempt to do any of the foregoing.  The Employee and the Company expressly agree that a violation by the Employee of his covenants and agreements contained in this Section 8 would cause irreparable injury to the Company which injury would not be susceptible of monetary valuation and that, accordingly, in addition to any other rights and remedies it may have at law or in equity, the Company shall be entitled to seek and obtain an injunction enjoining and restraining the Employee from doing or continuing to do any act and any other violation or threatened violation of his covenants and agreements contained in this Section 8.

9. Public Disclosure.  The Employee and the Company shall mutually agree on a public announcement describing the Employee’s separation from employment pursuant to this Agreement.  The Employee acknowledges that this Agreement and any related public announcement may be filed with the Securities Exchange Commission and other federal, state or local regulatory bodies, in accordance with applicable law or administrative practice.

10. Non-Disparagement.  Neither the Company nor the Employee will make disparaging remarks, orally or in writing, about each other to any person or entity, regarding any aspect of Employee’s employment at the Company or any other matter related to the employment relationship that existed between the Company and the Employee.

11. Entire Agreement.  This Agreement sets forth the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements, representations or understandings, written or oral, between the parties with respect thereto.  The Employee acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to sign this Agreement, except for those set forth in this Agreement.  No modification or amendment of this Agreement shall be binding unless in writing and signed by the parties hereto.

12. Governing Law and Enforcement.  This Agreement shall be governed by and construed and enforced in accordance with the substantive laws of the State of Connecticut without regard for its conflicts of law rules.  The Employee and the Company hereby agree to be subject to the personal jurisdiction of the state and federal courts of Connecticut should any dispute arise relating to or in connection with this Agreement.  In any such action, both parties hereby waive their right to a trial by a jury and consent to a trial by a judge.

13. Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

14. Severability.  Should any provision of this Agreement be deemed illegal or unenforceable by any court of competent jurisdiction, the parties hereby jointly request that such provision be modified to the least extent necessary to render it legal and enforceable.  If such provision cannot be modified to be legal and enforceable, then such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

15. Counterparts.  This Agreement may be executed in one or more counterparts and exchanged by facsimile or other electronic means.  Each counterpart will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

By Signing this Agreement, the Employee Waives Any Right that He Has, Ever Had or Ever Will Have to Bring or Maintain a Lawsuit or Make Any Claims Against the Company Involving Any Matter Arising Prior to the Signing of this Agreement.  This Additional Notice Regarding the Effect of this Agreement Is Provided Solely as a Reminder and Does Not Lessen, Modify or Alter in Any Way the Scope, Meaning and Effect of the Release of Claims Set Forth Above.

EMPLOYEE:

/s/ Michael M. Ciaburri

Michael M. Ciaburri

STATE OF CONNECTICUT                                                                           :
:           ss:           New Haven
COUNTY OF NEW HAVEN                                                                           :

On this 27th day of March, 2008, before me personally appeared Michael M. Ciaburri, to me known to be the person described in the foregoing Separation Agreement, who in my presence executed the same, acknowledging such execution to be her free act and deed.

/s/  Danielle Bonewicz

Notary Public

My Commission Expires: March 31, 2009

SOUTHERN CONNECTICUT BANCORP, INC.,
THE BANK OF SOUTHERN CONNECTICUT, INC.

By: /s/ Elmer F. Laydon
Elmer F. Laydon
Its Chairman

STATE OF CONNECTICUT                                                                           :
:           ss:           New Haven
COUNTY OF NEW HAVEN                                                                           :

On this 26 day of March, 2008, before me personally appeared Elmer F. Laydon, who in my presence executed the foregoing Separation Agreement, acknowledging such execution to be his free act and deed on behalf of Southern Connecticut Bancorp, Inc. and The Bank of Southern Connecticut, Inc.

/s/ Rosemarie A. Romano

Notary Public

My Commission Expires: January 12, 2012